Exhibit 99.1

2010 FINANCIAL OUTLOOK Total sales, including foreign currency translation impact, and adjusted operating income margin slightly higher than 2009 Pension expense of approximately $7 million and cash contributions to the frozen pension plans of approximately $4 million Depreciation & amortization of approximately $105-115 million Interest expense of approximately $74-78 million and interest income of approximately $41-43 million Effective tax rate slightly less than the company's marginal tax rate of approximately 39 percent Positive cash flow from operations, although lower than 2009 Due to the projected 2009 incentive compensation payout which will occur in the first quarter, and from higher working capital needs Capital expenditures of approximately $90-110 million Primarily related to technology and infrastructure investments and upgrades Net reduction in retail store count for the year with two planned openings in Mexico and up to 20 store closings in the U.S. and Mexico Liquidity position to remain strong

5-YEAR GROWTH PLAN MACROECONOMIC ASSUMPTIONS Growth is affected by business cyclicality and employment Unemployment rate gradually improves, but remains elevated Payroll employment grows low-single digits beginning in 2010 Low-to-mid single digit nominal GDP growth Low-single-digit inflation rate (PPI and CPI)

5-YEAR GROWTH PLAN TARGETS Mid-single digit sales growth in 2011 to 2014 Higher mix of more profitable revenue over 5 years Largest opportunities are two transformational platforms Integrated Solutions New Channel Strategy Return to peak 2007 operating margins

Near-term investments are primarily systems and technology to support business growth Finance systems upgrades across the business for more robust analysis Call center technology upgrades for improved telesales and superb customer service Plans for minimum OfficeMax Retail store expansion; however, we will be opportunistic Expanding our award-winning ecommerce platform into our B2B websites Transformational platform initiatives (e.g. New Channel Strategy, Integrated Solutions) require only small capital investment Expect approximately $400 million of capital expenditures over 5-year plan; approximately one-half invested in first two years 5-YEAR CAPITAL EXPENDITURE PLANS

5-YEAR CAPITAL STRUCTURE Benign debt maturity schedule $73.3 million maturing through 2014, and expect to refinance revolving lines of credit (maturing July 2012) $224.3 million maturing after 2014 (excluding non-recourse debt) Expect to fully fund frozen pension plans within 5 years Will continue to evaluate all options for use of any excess cash